Exhibit 99.1

FOR IMMEDIATE RELEASE

January 25, 2007

Owens & Minor to Record a Charge in Direct-to-Consumer Business in 4th Quarter 2006; Company Also Expects Greater Dilution from Transition of Newly Acquired Business

Owens & Minor Issues Financial Guidance for 2007

RICHMOND, VA….January 25, 2007…Owens & Minor (NYSE-OMI) today announced that certain unexpected factors related to its direct-to-consumer (“DTC”) business and the transition of recently acquired business will negatively affect financial results for the fourth quarter ended December 31, 2006. These factors include a $4.7 million charge related to doubtful accounts receivable, as well as $0.5 million in other adjustments, in its DTC business for a total pre-tax impact of $5.2 million, or $0.08 per diluted share. The company will also report fourth quarter pre-tax dilution of approximately $15 million, or $0.22 per diluted share, resulting from the transition of the recently acquired McKesson acute-care business. Additionally, the company provided its financial guidance for 2007.

“Although we are disappointed that we have to take this charge for our direct-to-consumer effort, we know that we are doing what is necessary to improve processes and put the business on a firm footing,” said Craig R. Smith, president & CEO of Owens & Minor. “We have better processes in place, and we have supplemented the team with operations and finance expertise. We are taking the necessary steps to clean up this effort and establish a sound foundation for profitability.”

McKesson Transition Update

Owens & Minor now expects a higher level of dilution associated with the transition of the McKesson acute-care distribution business, acquired by Owens & Minor on September 30, 2006. Owens & Minor and McKesson are working cooperatively to transition the business over a six-month period. The pre-tax dilutive impact of the transition in the fourth quarter of 2006 is expected to be approximately $15 million, or $0.22 per diluted share, for a cumulative impact of $16 million, or $0.24 per diluted share, for the full year 2006. The company now anticipates the dilutive impact to pre-tax earnings will range from $25 to $28 million over the course of the entire six-month transition period, an increase from its earlier estimate of $10 to $15 million.

The higher level of dilution is a result of a variety of transition-related factors, including stronger than expected revenue from the acquired business, which is expected to exceed $900 million annually. As a result, transition fees paid to McKesson are higher than expected. Other factors affecting the dilution include higher conversion costs, higher interest expense due to higher inventory levels necessary for smooth customer transitions, and a higher provision for doubtful accounts receivable for certain acquired customers.

“To date, we are on target with our aggressive transition schedule,” said Smith. “Our team has done a great job with customer conversions, resulting in higher than expected revenue and satisfied customers. We have said all along that we would spend what is necessary to successfully convert this business. While the dilution will exceed our original expectations, we continue to believe that this is money well spent for a successful acquisition.”

Guidance for 2007

For 2007, the company anticipates it will report revenue growth in the 15 to 20% range and diluted EPS in a range of $1.85 to $1.95, including the impact of the acquired McKesson business. Due to the timing of the McKesson acquisition, revenue growth will be stronger in the first three quarters of 2007, while earnings growth will accelerate in the second half of the year. The dilutive effect of the McKesson transition in the first quarter of 2007 is expected to be between $9 and $12 million.

Conference Call Information for Investors

Owens & Minor will conduct a conference call for investors on Friday, January 26, 2007 at 8:30 a.m. eastern time. Participants may access the call at 800-901-5241 with passcode “Owens & Minor.” A replay of the conference call will be available for five days at 888-286-8010 with passcode #15916130. An audio-only version of the conference call will be available as a Webcast on www.owens-minor.com under the Investor Relations section.

Safe Harbor Statement

Except for the historical information contained herein, the matters discussed in this press release, and particularly in the above “outlook” section, may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These include the rate at which new business can be converted to the company, intense competitive pressures within the industry, the success of the company’s strategic initiatives, changes in customer order patterns, pricing pressures, changes in government funding to hospitals and other healthcare providers, loss of major customers, Medicare reimbursement rates and other factors discussed from time to time in the reports filed by the company with the Securities and Exchange Commission. The company assumes no obligation to update information contained in this release.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is the leading distributor of national name-brand medical and surgical supplies and a healthcare supply chain management company. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations, the federal government and consumers. Owens & Minor provides technology and consulting programs that enable healthcare providers to maximize efficiency and cost-effectiveness in materials purchasing, improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. The company also has established itself as a leader in the development and use of technology. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.

Contact: Jeff Kaczka, Senior Vice President & CFO, 804-723-7500; Richard F. Bozard, Vice President, Treasurer, 804-723-7502; Chuck Graves, Director, Finance, 804-723-7556; or Trudi Allcott, Director, Investor Communications & Media Relations, 804-723-7555.

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